CONFIDENTIAL DISCLOSURE AGREEMENT

This Confidential Disclosure Agreement (the “Agreement”) is dated as of the date set forth below the signatures of the parties, the last date being the effective date of this Agreement, and is between Risco, Ltd., and its affiliates which has its principal offices located in Israel and International Electronics, Inc. of 427 Turnpike Street, Canton, MA  02021.  A party receiving information from the other may be referred to as the “Recipient” and the party providing such information may be referred to as the “Discloser.”

1.             Background.  The companies intend to engage in discussions and negotiations concerning a possible business relationship, alliance, joint venture, merger or similar arrangement.  In the course of such discussions and negotiations, it is anticipated that each party may disclose or deliver to the other certain of its trade secrets or confidential or proprietary information for the purpose of enabling the other party to evaluate the feasibility of such business relationship.  The parties also have agreed that the purpose of this Agreement is to permit each party to have access to the other’s books, records, contracts, documents and files to enable a due diligence examination, if applicable.  The parties have targeted 60 days from the date hereof on which to sign some further agreement relating to a transaction between the parties.  Until such an agreement is signed and delivered, either party may withdraw from any negotiations without any liability whatsoever other than to comply with the confidentiality provisions, the provisions relating to employee solicitation and public announcements described in this Agreement which will survive such withdrawal.  Due diligence will be conducted during normal business hours unless the parties otherwise agree.

2.             Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets and confidential information of the party disclosing such trade secrets or information (the “Disclosing Party”) that either has been identified in writing as confidential or is of such a nature, or has been disclosed in such a way, that it is obvious to the recipient thereof (the “Recipient”) that it is claimed as confidential by the Disclosing Party.  Proprietary Information shall include trade secrets, source code, designs, drawings, specifications, techniques, engineering reports, product information, product test information, product costs, marketing studies and analyses, financial information, and customer lists.

3.             Disclosure of Proprietary Information.  The Recipient shall hold in confidence, and shall not disclose (or permit or allow its personnel to disclose) to any person outside its organization any Proprietary Information of the Disclosing Party.  The Recipient and its personnel shall use such Proprietary Information only for the purpose for which it was disclosed and shall not use or exploit such Proprietary Information for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  Without limitation of the foregoing, the Recipient shall not cause or permit reverse engineering of any such Proprietary Information or decompilation or disassembly of any software programs which are part of such Proprietary information.  The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties who are informed of the confidential nature of the Proprietary Information and who are bound by a written agreement to protect the confidentiality of such Proprietary Information.  The Recipient is responsible for any breach of this Agreement by its employees and representatives and will make all reasonable and appropriate efforts to protect the Proprietary Information from disclosure to anyone other than as permitted under this Agreement.

4.             Limitation on Proprietary Information.  Proprietary Information shall not include any information which:

(a)           is generally known to the public at the time of disclosure or becomes generally known through no act on the part of the Recipient;

(b)           is already in the Recipient’s possession at the time of disclosure by the Disclosing Party, as can be properly documented;

(c)           becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information, as can be properly documented;

(d)           is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party so that the Disclosing Party may take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure;

(e)           is independently developed by Recipient without any use of Proprietary Information.

5.             Ownership of Proprietary Information.  The Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of its Proprietary Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein.  No license or conveyance of any such rights to the Recipient is granted or implied under this Agreement.  Recipient agrees that improvements made to the Disclosing Party’s Proprietary Information or intellectual property as a result of the collaboration of the parties, or as a result of the evaluation by Recipient, shall belong to the Disclosing Party.

6.             Injunctive Relief.  The Recipient acknowledges that a breach of any of the provisions hereof may have a material adverse effect upon the Disclosing Party and that damages from such breach may be difficult to determine or quantify.  Accordingly, the Parties hereby agree that in addition to any other remedies that may be available, the Disclosing Party shall have the right to an immediate injunction enjoining such breach.

7.             Return of Documents.  The Recipient shall, at the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof).

8.             Employee Solicitation.  Each party agrees not to solicit or hire any employees of the other without the express written consent of that party.

9.             Public Announcements.  The parties mutually agree that neither will make any public announcement of any negotiations or transactions between them without the written approval of both parties and both parties will make every effort to maintain the confidentiality of the existence of any due diligence and negotiations between the parties so that there will be no public dissemination of such information.  Both parties will take all reasonable precautions to inform all individuals involved in the due diligence and negotiations between the parties of the need to keep such activities private and confidential.

10.          Miscellaneous.

(a)           This Agreement supersedes all prior agreements, written or oral, relating to the subject matter of this Agreement.  This Agreement may not be modified except by a writing signed by all parties affected by this modification.

(b)           Nothing in this Agreement shall impose any obligation upon either party to consummate a transaction, to enter into discussions or negotiations with respect thereto, or take any other action not expressly agreed to.

(c)           The restrictions and obligations of this Agreement shall survive any expiration, termination or cancellation of this Agreement and shall continue to bind the parties and their successors, heirs and assigns.  If any part of this Agreement is held to be unenforceable, invalid or illegal, then it shall be severable and deemed to be deleted and the remaining provisions shall remain valid and binding.

(d)           This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, and shall be enforced only in the federal or state courts of the Commonwealth of Massachusetts.

EXECUTED as a sealed instrument as of the day and year last set forth below the names below.

International Electronics, Inc.		Risco, Ltd.

By:	/s/ John Waldstein	By:	/s/ Moshe Alkelai

Date:	1/25/04	Date:	12/28/03